Exhibit 10.65 Execution Version

U.S. $5,000,000,000
FIVE YEAR CREDIT AGREEMENT
Dated as of January 29, 2024
among
ABBOTT LABORATORIES,
as Borrower,
and
VARIOUS FINANCIAL INSTITUTIONS,
as Lenders,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
and

BARCLAYS BANK PLC BANK OF AMERICA, N.A. and MORGAN STANLEY SENIOR FUNDING, INC. as Syndication Agents
JPMORGAN CHASE BANK, N.A.
BARCLAYS BANK PLC
BOFA SECURITIES, INC.
and
MORGAN STANLEY SENIOR FUNDING, INC.
Joint Lead Arrangers and Joint Book Runners

TABLE OF CONTENTS
i

ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING
SECTION 3.01	Conditions Precedent to Closing Date	46
SECTION 3.02	Conditions Precedent to Each Borrowing	47
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
SECTION 4.01	Representations and Warranties of the Borrower	48
ARTICLE V
COVENANTS OF THE BORROWER
SECTION 5.01	Affirmative Covenants	52
SECTION 5.02	Negative Covenants	54
ARTICLE VI
EVENTS OF DEFAULT
SECTION 6.01	Events of Default	57
ARTICLE VII
THE AGENTS
SECTION 7.01	Authorization and Action	59
SECTION 7.02	Administrative Agent Individually	60
SECTION 7.03	Duties of Administrative Agent; Exculpatory Provisions	60
SECTION 7.04	Reliance by Administrative Agent	61
SECTION 7.05	Delegation of Duties	61
SECTION 7.06	Resignation of Administrative Agent	62
SECTION 7.07	Acknowledgments of Lenders	63
SECTION 7.08	Indemnification	65
SECTION 7.09	Other Agents	65
SECTION 7.10	ERISA	65
ARTICLE VIII
MISCELLANEOUS
SECTION 8.01	Amendments, Etc.	67
SECTION 8.02	Notices, Etc.	68
SECTION 8.03	No Waiver; Remedies	70
SECTION 8.04	Expenses; Indemnity	70
SECTION 8.05	Right of Setoff	73

ii

SCHEDULES

Schedule I    –        Commitments
Schedule II    –        Administrative Agent’s Office; Certain Addresses for Notices
Schedule 4.01(f)    –        Litigation

EXHIBITS

Exhibit A            –    Form of Notice of Borrowing
Exhibit B            –    Form of Assignment and Acceptance
Exhibits C-1 – C-4    –    Forms of U.S. Tax Compliance Certificate
iii

FIVE YEAR CREDIT AGREEMENT
Dated as of January 29, 2024
ABBOTT LABORATORIES, a corporation organized and existing under the Laws of the State of Illinois (the “Borrower”), the Lenders (as defined below) that are parties hereto, and JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent (together with any successor thereto appointed pursuant to Article VII, the “Administrative Agent”) for the Lenders, agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01    Certain Defined Terms.
As used in this Five Year Credit Agreement (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“2020 Credit Agreement” means the Five Year Credit Agreement, dated as of November 12, 2020, as amended by Amendment No. 1, dated as of May 12, 2023, by and among the Borrower, JPMorgan, as administrative agent, and the lenders party thereto.
“Additional Lender” has the meaning specified in Section 2.05(c).
“Adjusted Daily Simple SOFR Rate” means an interest rate per annum equal to (a) the Daily Simple SOFR Rate, plus (b) the applicable SOFR Adjustment; provided that if the Adjusted Daily Simple SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Term SOFR Rate” means for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) the applicable SOFR Adjustment; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule II, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in the form supplied by the Administrative Agent.
“Advance” means any advance made by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Term Benchmark Advance or a RFR Advance (each of which shall be a “Type” of Advance).
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
“Agent Parties” has the meaning specified in Section 8.02(b)(iv).
“Agents” means, collectively, the Administrative Agent, the Syndication Agents and the Arrangers.
“Agreement Value” means, with respect to any Hedge Agreement at any date of determination, the amount, if any, that would be payable to any bank thereunder in respect of the “agreement value” under such Hedge Agreement if such Hedge Agreement were terminated on such date, calculated as provided in the International Swap Dealers Association, Inc. Code of Standard Wording, Assumptions and Provisions for Swaps, 1986 Edition.
“Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” in its Administrative Questionnaire or in the Assignment and Acceptance, pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

	Public Debt Rating S&P/Moody’s	Applicable Margin for Term Benchmark Advances and RFR Advances	Applicable Margin for Base Rate Advances
Level 1:	AA-/Aa3 or above	0.500%	0.000%
Level 2:	Less than Level 1 but at least A+/A1	0.625%	0.000%
Level 3:	Less than Level 2 but at least A/A2	0.750%	0.000%
Level 4:	Less than Level 3	0.875%	0.000%

“Applicable Percentage” means, in the case of the commitment fee paid pursuant to Section 2.04(a), as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

	Public Debt Rating S&P/Moody’s	Applicable Percentage
Level 1:	AA-/Aa3 or above	0.040%
Level 2:	Less than Level 1 but at least A+/A1	0.050%
Level 3:	Less than Level 2 but at least A/A2	0.065%
Level 4:	Less than Level 3	0.080%

“Arrangers” means JPMorgan, Barclays Bank PLC, BofA Securities, Inc., and Morgan Stanley Senior Funding, Inc.
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit B hereto.
“Attributable Debt” means (except as otherwise provided in this paragraph), as to any particular lease under which any Person is at the time liable for a term of more than 12 months, at any date as of which the amount thereof is to be determined (the “determination date”), the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates thereof to the determination date at the rate of 8% per annum, compounded monthly. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, services, insurance, Taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales or monetary inflation). If (a) any such lease is terminable by the lessee upon the payment of a penalty, (b) the terms of such lease provide that the termination right is not exercisable until after the determination date and (c) the amount of such penalty discounted to the determination date at the rate of 8% per annum compounded monthly is less than the net amount of rentals payable after the time as of which such termination could occur (the “termination time”) discounted to the determination date at the rate of 8% per annum compounded monthly, then such discounted penalty amount shall be used instead of such discounted amount of net rentals payable after the termination time in calculating the Attributable Debt for such lease. If (i) any such lease is terminable by the lessee upon the payment of a penalty, (ii) such termination right is exercisable on the determination date and (iii) the amount of the net rentals payable under such lease after the determination date discounted to the determination date at the rate of 8% per annum compounded monthly is greater than the amount of such penalty, the Attributable Debt for such lease as of such determination date shall be equal to the amount of such penalty.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of Section 2.18.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing Law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act of 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate plus 1/2 of 1%, and (c) the Adjusted Term SOFR Rate for a one-month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%, provided that, for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Adjusted Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.18 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.18(a)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.
“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

“Benchmark” means, initially, with respect to any (i) RFR Advance, the Daily Simple SOFR Rate or (ii) Term Benchmark Advance, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR Rate or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 2.18.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    the Adjusted Daily Simple SOFR Rate; or
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, following consultation with the Borrower, in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 2.18 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 2.18.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Persons whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Borrowed Debt” means any Debt for money borrowed represented by notes, bonds, debentures or other similar evidences of Debt for money borrowed.
“Borrower” has the meaning specified in the recital of parties to this Agreement.
“Borrower Materials” has the meaning specified in Section 5.01(i).
“Borrowing” means a borrowing consisting of Advances of the same Type made, Converted or continued on the same date and, in the case of Term Benchmark Advances, as to which a single Interest Period is in effect.
“Borrowing Minimum” means $10,000,000.
“Borrowing Multiple” means $1,000,000.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to RFR Advances and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Advance, or any other dealings of such RFR Advance and (b) in relation to Advances referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Advances referencing the Adjusted Term SOFR Rate or any other dealings of such Advances referencing the Adjusted Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.
“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
“Closing Date” means the date on which each of the conditions set forth in Section 3.01 have been satisfied (or waived in accordance with Section 8.01).
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).
“Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto, or (b) if such Lender has entered into any Assignment and Acceptance or Lender Joinder Agreement, the Dollar amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(d), in each case as such commitment may be increased or reduced from time to time pursuant to the terms hereof. The aggregate amount of the Commitments as of the Closing Date is $5,000,000,000 as such commitment may be reduced thereafter in accordance with Section 2.05 or 6.01 or increased thereafter in accordance with Section 2.05(d).

“Commitment Termination Date” means the earlier of (i) the date that is the fifth anniversary of the Closing Date, as such date may be extended with respect to any Consenting Lender pursuant to Section 2.05(d), and (ii) the date on which the Commitments are terminated. Following such extension, unless otherwise specified herein, the term “Commitment Termination Date” shall mean the Commitment Termination Date as so extended.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to Section 8.02, including through the Platform.
“Consenting Lender” has the meaning specified in Section 2.05(d).
“Consolidated” refers to the consolidation of accounts in accordance with GAAP.
“Consolidated Group” means the Borrower and its Subsidiaries.
“Consolidated Net Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all current liabilities, as set forth on the Consolidated balance sheet of the Consolidated Group most recently furnished to the Lenders pursuant to Section 5.01(i)(ii) prior to the time as of which Consolidated Net Assets shall be determined.
“Continuing Director” means, for any period, an individual who is a member of the board of directors of the Borrower on the first day of such period or whose election to the board of directors of the Borrower is approved by a majority of the other Continuing Directors.
“Conversion”, “Convert”, or “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.08 or 2.09.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Daily Simple SOFR Rate” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is three (3) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR Rate due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as finance leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below directly guaranteed in any manner by such Person, or the payment of which is otherwise provided for by such Person, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Declining Lender” has the meaning specified in Section 2.05(d).
“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Default Interest” has the meaning specified in Section 2.07(b).
“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief

Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, (iii) become an Embargoed Lender or (iv) become the subject of a Bail-In Action; provided that for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (A) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (B) in the case of a solvent Person, the precautionary appointment of an administrator, guardian or custodian or similar official by a Governmental Authority under or based on the Law of the country where such Person is organized if the applicable Law of such jurisdiction requires that such appointment not be publicly disclosed, in any such case, where such ownership or action, as applicable, does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding as to such Lender absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Designated Jurisdiction” means any country, region or territory that is, or has a government that is, subject to comprehensive country-wide economic or financial sanctions or trade embargoes imposed, administered or enforced by any Person listed in the definition of “Sanction(s)”.
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Dollars” and the “$” sign each means lawful currency of the United States.
“Domestic Subsidiary” means any Subsidiary of the Borrower substantially all the property of which is located, or substantially all of the business of which is carried on, within the United States (excluding its territories and possessions and Puerto Rico), provided, however, that the term shall not include any Subsidiary of the Borrower which (a) is engaged principally in the financing of operations outside of the United States or in leasing personal property or financing inventory, receivables or other property or (b) does not own a Principal Domestic Property.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) a commercial bank organized under the Laws of the United States, or any State thereof, and having total assets in excess of $10,000,000,000; (d) a commercial bank organized under the Laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (d); and (e) any other Person approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, by the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that no Defaulting Lender (or Person who would be a Defaulting Lender upon becoming a Lender) nor the Borrower nor any Affiliate of the Borrower shall qualify as an Eligible Assignee.
“Embargoed Lender” means any Lender (a) that is the subject of any Sanctions or (b) that is located, organized or resident in any Designated Jurisdiction.
“Environmental Action” means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
“Environmental Law” means any federal, state, local or foreign statute, Law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.
“ERISA Event” means:
(a)    (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are being met with a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;
(b)    the application for a minimum funding waiver with respect to a Plan;
(c)    the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA);
(d)    the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA;
(e)    the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;
(f)    the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or
(g)    the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could constitute grounds for the termination of, or the appointment of a trustee to administer, a Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Events of Default” has the meaning specified in Section 6.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Lender or the Administrative Agent or required to be withheld or deducted from a payment to any Lender or the Administrative Agent: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or the Administrative Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender,

U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date such Lender becomes a party to this Agreement (or designates a new Applicable Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, on the date of designation of a new Applicable Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.14(a)(ii) or Section 2.14(c), (c) Taxes attributable to a failure by such Lender or the Administrative Agent to comply with Section 2.14(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Existing Commitment Termination Date” has the meaning specified in Section 2.05(d).
“Extension Date” has the meaning specified in Section 2.05(d).
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code and any fiscal or regulatory legislation adopted pursuant to such published intergovernmental agreements.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time, and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Funds Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “Federal Funds Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Fee Letter” means the Fee Letter dated as of January 10, 2024, among the Borrower, the Arrangers and the Administrative Agent.

“Floor” means the benchmark rate floor, if any, provided in this Agreement (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR Rate, as applicable. For the avoidance of doubt, the initial Floor for each of the Adjusted Term SOFR Rate and the Adjusted Daily Simple SOFR Rate shall be zero.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Funded Debt” means Debt of the Borrower (other than Debt in respect of the Advances or Debt subordinated in right of payment to the Advances) or Debt of any wholly-owned Domestic Subsidiary, for money borrowed, having a stated maturity of more than 12 months from the date of application of sale/leaseback proceeds or which is extendible at the option of the obligor thereon to a date more than 12 months from the date of such application.
“GAAP” has the meaning specified in Section 1.03.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as “hazardous” or “toxic” or as a “pollutant” or “contaminant” under any Environmental Law.
“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.
“Increase Effective Date” has the meaning specified in Section 2.05(c).
“Increasing Lender” has the meaning specified in Section 2.05(c).
“Indemnified Party” has the meaning specified in Section 8.04(b).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information” has the meaning specified in Section 8.08.
“Information Memorandum” means the information memorandum dated January 11, 2024 used by the Arrangers in connection with the syndication of the Commitments.
“Initial Lenders” has the meaning specified in the definition of “Lenders”.
“Interest Election Request” means a request by the Borrower to Convert or continue a Borrowing in accordance with Section 2.09.
“Interest Period” means, for each Term Benchmark Advance comprising part of the same Borrowing, the period commencing on the date of such Term Benchmark Advance or the date of the continuation of, or Conversion of any Base Rate Advance into, such Term Benchmark Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period (or in any case at such later time as the Administrative Agent, in its reasonable discretion, may agree to), select; provided, however, that: (a) the Borrower may not select any Interest Period that ends after the latest then-effective Commitment Termination Date; (b) Interest Periods commencing on the same date for Term Benchmark Advances comprising part of the same Borrowing shall be of the same duration (it being understood that the Borrower shall be permitted to make multiple Borrowings consisting of Term Benchmark Advances on the same date, each of which may be of different durations); (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next succeeding calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.
“IRS” means the United States Internal Revenue Service.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.
“Lender Joinder Agreement” means a joinder agreement in a form reasonably satisfactory to the Administrative Agent delivered in connection with Section 2.05(c).
“Lenders” means, collectively, (a) each bank, financial institution and other institutional lender listed on the signature pages hereof (each, an “Initial Lender”) and

(b) each Eligible Assignee that shall become a party hereto pursuant to Section 8.07(a), (b) and (c).
“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
“Loan Documents” means this Agreement and any Lender Joinder Agreements, notes, security agreements or other documents entered into in connection herewith, each as amended, restated, supplemented, waived or otherwise modified from time to time.
“Material Adverse Effect” means a material adverse effect on (a) the financial condition or results of operations of the Borrower or the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under this Agreement, taken as a whole, or (c) the ability of the Borrower to perform its obligations under this Agreement.
“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereof).
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.
“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“NPL” means the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.
“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.
“Other Connection Taxes” means, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or the Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to the first parenthetical clause in Section 8.07(a)).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York as set forth on its public website from time to time, and published on the next succeeding Business Day by the Federal Reserve Bank of New York as an overnight bank funding rate.
“Participant Register” has the meaning specified in Section 8.07(e).
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.
“PBGC” means the Pension Benefit Guaranty Corporation (or any successor thereto).
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” means a Single Employer Plan or a Multiple Employer Plan.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Platform” has the meaning specified in Section 5.01(i).
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Principal Domestic Property” means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for manufacturing, processing, research, warehousing or distribution and located in the United States (excluding its territories and possessions and Puerto Rico) owned or leased by a member of the Consolidated Group the net book value of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Assets, other than any such building structure or other facility or portion of any thereof (a) which is an air or water pollution control facility financed by obligations issued by a State or local governmental unit or (b) which the Chief Executive Officer, any President, the Chief Financial Officer, the Controller or the Treasurer of the Borrower determines in good faith is not of material importance to the total business conducted, or assets owned, by the Consolidated Group taken as a whole.
“Proceeding” has the meaning specified in Section 8.04(b).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Debt Rating” means, as of any date of determination, the rating as determined by S&P or Moody’s of the Borrower’s long-term unsecured senior debt; provided, that (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Percentage and the Applicable Margin, as applicable, shall be determined by reference to the available Public Debt Rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Percentage and the Applicable Margin, as applicable, shall be set in accordance with Level 4 of the definition of Applicable Percentage or Applicable Margin, as the case may be, until such time as either S&P or Moody’s shall have in effect a Public Debt Rating; (c) if the Public Debt Ratings established by S&P and Moody’s shall fall within different levels, the Applicable Percentage and the Applicable Margin, as applicable, shall be based upon the higher of such Public Debt Ratings, except that in the event that the lower of such Public Debt Ratings is more than one level below the higher of such Public Debt Ratings, the Applicable Percentage and the Applicable Margin, as applicable, shall be based upon the level immediately below the higher of such Public Debt Ratings; (d) if any Public Debt Rating established by S&P or Moody’s shall be changed, such change shall be effective as of the third Business Day following the date on which such change is first announced publicly by the rating agency making such change and (e) if S&P or Moody’s shall change the basis on which Public Debt Ratings are established, each reference to the Public Debt Ratings announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is the Daily Simple SOFR Rate, then four Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or the Daily Simple SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning specified in Section 8.07(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates, and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Related Person” means, as to any Person, (a) any controlling Person, controlled Affiliate or Subsidiary of such Person, (b) the respective directors, officers or employees of such Person or any of its Subsidiaries, controlled Affiliates or controlling Persons and (c) the respective agents and advisors of such Person or any of its Subsidiaries, controlled Affiliates or controlling Persons.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Relevant Rate” means (i) with respect to any Term Benchmark Advance, the Adjusted Term SOFR Rate, and (ii) with respect to any RFR Advance, Adjusted Daily Simple SOFR Rate, as applicable.
“Removal Effective Date” has the meaning specified in Section 7.06(b).
“Required Lenders” means, at any time, Lenders holding more than 50% of the Commitments at such time or, if the Commitments have been terminated at such time pursuant to Section 2.05 or 6.01, Lenders owed more than 50% of the aggregate unpaid principal amount of the Advances owing to Lenders at such time; provided that the Commitment of, and the Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Resignation Effective Date” has the meaning specified in Section 7.06(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Controller, any Assistant Treasurer, the Director, Capital Markets and Global Treasury Operations and the General Counsel of the Borrower (or other executive officer of the Borrower performing similar functions) or any other officer of the Borrower responsible for overseeing or reviewing compliance with this Agreement.
“Revised Percentage” has the meaning specified in Section 2.05(c).
“RFR Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(iii).
“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to its rating agency business.
“Sale and Leaseback Transaction” has the meaning specified in Section 5.02(c).
Sanction(s)” means any economic or trade sanction enacted, imposed, administered or enforced by the United States Government (including, without limitation, the U.S. Department of State and OFAC), the United Nations Security Council, the

European Union, His Majesty’s Treasury or other relevant sanctions authority in a jurisdiction material to the Borrower and its Subsidiaries taken as a whole.
“Significant Subsidiary” means any Subsidiary of the Borrower that constitutes a “significant subsidiary” under Regulation S-X promulgated by the Securities and Exchange Commission, as in effect from time to time.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Adjustment” means 0.10%.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the Federal Reserve Bank of New York’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR Rate”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR Rate”.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
“Syndication Agents” means Barclays Bank PLC, Bank of America, N.A., and Morgan Stanley Senior Funding, Inc.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other like charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(ii).
“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Term SOFR Rate” means, with respect to any Term Benchmark Advance and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Advance and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Type” has the meaning specified in the definition of “Advance”.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States” and “U.S.” each means the United States of America.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.14

“Voting Stock” means shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02    Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “through and including” and each of the words “to” and “until” mean “to but excluding”.
SECTION 1.03    Accounting Terms; Interpretative Provisions. Except as otherwise expressly provided herein, all accounting terms not specifically defined herein shall be construed in accordance with, and all financial data (including financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, generally accepted accounting principles as in effect in the United States from time to time (“GAAP”). If at any time any change in GAAP would affect the calculation of any covenant set forth herein and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such covenant to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such covenant shall continue to be calculated in accordance with GAAP prior to such change and (b) the Borrower shall provide to the Administrative Agent and the Lenders, concurrently with the delivery of any financial statements or reports with respect to such covenant, statements setting forth a reconciliation between calculations of such covenant made before and after giving effect to such change in GAAP.
SECTION 1.04    Interest Rates; Benchmark Notification. The interest rate on an Advance denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.18 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative

Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.05    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES
SECTION 2.01    The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower in Dollars from time to time on any Business Day during the period from the Closing Date until the Commitment Termination Date in an aggregate amount not to exceed at any time outstanding such Lender’s Commitment. Each Borrowing shall be in an aggregate amount equal to the Borrowing Minimum or a Borrowing Multiple in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.10 and reborrow under this Section 2.01.
SECTION 2.02    Making the Advances.
(a)    Each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third U.S. Government Securities Business Day prior to the date of the proposed Borrowing (or at such later time as the Administrative Agent, in its reasonable discretion, may agree to) in the case of a Borrowing consisting of Term Benchmark Advances or RFR Advances or (y) 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or other electronic communication. Each notice of a Borrowing shall be by notice in substantially the form of Exhibit A hereto or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) (a “Notice of Borrowing”), specifying therein the requested (i) date of such Borrowing (which shall be a Business Day), (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, (iv) initial Interest Period for such Advance, if such Borrowing is to consist of Term Benchmark Advances and (v) account or accounts in which the proceeds of the Borrowing should be credited. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing make available for the account of its Applicable Lending Office to the Administrative Agent at the applicable Administrative Agent’s Office, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower in immediately available funds to the account or accounts specified by the Borrower to the Administrative Agent in the Notice of Borrowing relating to the applicable Borrowing.
(b)    Anything in Section 2.02(a) to the contrary notwithstanding, (i) the Borrower may not select Term Benchmark Advances for any Borrowing if the obligation of the Lenders to make Term Benchmark Advances shall then be suspended pursuant to Section 2.08 or 2.12, (ii) the Term Benchmark Advances may not be outstanding as part of more than ten separate Borrowings and (iii) the Borrower may not select RFR Advances for any Borrowing except as contemplated by Section 2.08(b), Section 2.12 or Section 2.18.
(c)    Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Term Benchmark Advances, the Borrower shall indemnify each Lender against any reasonable loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any reasonable loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
(d)    Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that any Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to pay or to repay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is paid or repaid to the Administrative Agent, at (i) in the case of the Borrower, the higher of (A) the interest rate applicable at the time to Advances comprising such Borrowing and (B) the cost of funds incurred by the Administrative Agent in respect of such amount and (ii) in the case of such Lender, the Federal Funds Rate. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes of this Agreement. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(e)    The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
(f)    If any Lender makes available to the Administrative Agent funds for any Advance to be made by such Lender as provided herein, and such funds are not made available to a Borrower by the Administrative Agent because the conditions to such Borrowing are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.
SECTION 2.03    [Reserved].
SECTION 2.04    Fees.
(a)    Commitment Fee. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender (other than a Defaulting Lender for such time as such Lender is a Defaulting Lender), a commitment fee (the “Commitment Fee”) on the actual daily amount of such Lender’s unused Commitment at a rate per annum equal to the Applicable Percentage, payable in arrears quarterly on the last day of each March, June, September and December, and on the Commitment Termination Date; provided that, the Borrower may pay any Commitment Fee that is due on the last day of each March, June, September and December up to 15 days after such date.
(b)    Additional Fees. The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Borrower and the Administrative Agent.
SECTION 2.05    Termination, Reduction or Increase of the Commitments; Extension of the Commitment Termination Date.
(a)    Ratable Reduction or Termination. The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that each partial reduction shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof; provided, further, that the aggregate amount of the Commitments shall not be reduced to an amount that is less than the aggregate principal amount of Advances then outstanding; and provided, further, that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction, in which case such notice may be revoked by the Borrower if such condition is not satisfied.
(b)    Defaulting Lender Commitment Reductions. The Borrower may terminate the unused amount of the Commitments of any Lender that is a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), it being understood that notwithstanding such Commitment termination, the provisions of Section 2.19(c) will continue to apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.
(c)    Increase. The Borrower may, from time to time, by means of a notice delivered to the Administrative Agent, request that the aggregate amount of the Commitments be increased by (i) increasing the amount of the Commitment of one or more Lenders that have agreed (in their sole and individual discretion) to such increase (each an “Increasing Lender”) and/or (ii) adding one or more Eligible Assignees as parties hereto (each an “Additional Lender”) with Commitments in amounts agreed to by such Additional Lenders; provided that (A) any such increase shall be in an aggregate amount of $50,000,000 or a higher integral multiple of $5,000,000, (B) no Additional Lender shall be added as a party hereto without the written consent of the Administrative Agent to the extent such consent would be required for an assignment to such Additional Lender pursuant to Section 8.07 (which consent shall not be unreasonably withheld, conditioned or delayed), (C) the aggregate Commitments after giving effect to any such increase shall not exceed $7,000,000,000, and (D) as a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date (as defined below) signed by a Responsible Officer of the Borrower certifying that before and after giving effect to such increase (1) no Default has occurred and is continuing as of the date of such increase or would result from such increase and (2) each of the representations and warranties set forth in Section 4.01 are true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) as of the date of such increase, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) on and as of such earlier date; provided, that for purposes of this Section 2.05(c), the representations and warranties contained in Section 4.01(e) shall be deemed to refer to the most recent statements furnished pursuant to Section 5.01(i)(i) and 5.01(i)(ii). Any such increase in Commitments shall be effected pursuant to one or more Lender Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and the Increasing Lenders and/or Additional Lenders, as applicable (the date on which such Lender Joinder Agreement(s) are delivered, the “Increase Effective Date”). The Lender Joinder Agreement(s) may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the opinion of the Administrative Agent, to effect the provisions of this Section 2.05(c). On the Increase Effective Date, (x) each Lender shall advance funds required (if any) to cause all outstanding Advances and unused Commitments to be held on a pro rata basis in accordance with the respective Commitments of each Lender after giving effect to such increase (for each Lender, its “Revised Percentage”) and (y) the Administrative Agent shall use any funds so received to repay the Advances of each Lender to the extent required so that such Lender has its Revised Percentage of all outstanding Advances (it being understood that the Borrower shall be responsible for any break funding payments owing pursuant to Section 8.04(c) resulting from such repayments). The Administrative Agent shall promptly notify the Borrower and the Lenders of any increase in the amount of the Commitments pursuant to this Section 2.05(c) and of the amount of the Commitment of each Lender after giving effect thereto.
(d)    Extension of the Facility. The Borrower may, by written notice to the Administrative Agent (which shall promptly deliver a copy to each Lender) not more than 60 days and not less than 30 days prior to the proposed date of effectiveness of an extension (an “Extension Date”), request that the Lenders extend the Commitment Termination Date for an additional period of one year from the applicable Commitment Termination Date then in effect hereunder (the then “Existing Commitment Termination Date”), provided that in no event shall the Commitment Termination Date be extended beyond (i) the fifth anniversary of the effective date of the Extension Date and (ii) the seventh anniversary of the Closing Date. Each Lender shall, by notice to the Borrower and the Administrative Agent given not more than 15 days (or such other date specified by the Borrower in such written notice or any supplement thereto) after such written notice is delivered to the Administrative Agent, advise the Borrower whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a “Consenting Lender” and each Lender declining to agree to a requested extension being called a “Declining Lender”). Any Lender that has not so advised the Borrower and the Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender (unless such Lender subsequently agrees to such requested extension and the Borrower elects in its sole discretion to treat such Lender as a Consenting Lender). If Lenders constituting the Required Lenders shall have agreed to a Commitment Termination Date extension request, then the Commitment Termination Date shall, as to the Consenting Lenders and any Lender replacing a Declining Lender, be extended effective as of the Extension Date to the date that is one year after the then Existing Commitment Termination Date. The decision to agree or withhold agreement to any Commitment Termination Date extension request shall be at the sole discretion of each Lender. The Commitment of each Declining Lender shall terminate on the Existing Commitment Termination Date applicable to such Declining Lender. The principal amount of any outstanding Advances made by Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the account of such Declining Lenders hereunder, shall be due and payable on the Existing Commitment Termination Date applicable to such Declining Lender. Notwithstanding the foregoing provisions of this subsection, the Borrower shall have the right, at any time prior to any Existing Commitment Termination Date applicable to any Declining Lender, to require such Declining Lender to assign and delegate its interests, rights and obligations under this Agreement pursuant to Section 8.07 to a Lender or (solely to the extent such consent would be required for an assignment pursuant to Section 8.07, subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed)) other Eligible Assignee, that agrees to a Commitment Termination Date extension with respect to such Existing Commitment Termination Date and executes and delivers to the Administrative Agent an appropriate Assignment and Acceptance. Any such assignee shall for all purposes hereunder constitute a Consenting Lender with respect to the applicable Commitment Termination Date extension request. Notwithstanding the foregoing, no extension of the Commitment Termination Date pursuant to this subsection shall become effective unless the Borrower shall have delivered to the Administrative Agent a certificate dated as of the Extension Date signed by a Responsible Officer of the Borrower certifying that before and after giving effect to such extension (A) no Default has occurred and is continuing as of the Extension Date or would result from such extension and (B) each of the representations and warranties set forth in Section 4.01 are true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) as of the Extension Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) on and as of such earlier date; provided, that for purposes of this Section 2.05(d), the representations and warranties contained in Section 4.01(e) shall be deemed to refer to the most recent statements furnished pursuant to Section 5.01(i)(i) and 5.01(i)(ii). The Borrower may extend the Commitment Termination Date up to two times under this Section 2.05(d).

SECTION 2.06    Repayment of Advances. The Borrower shall repay to the Administrative Agent, for the account of each Lender on the Commitment Termination Date applicable to such Lender, the aggregate principal amount of all Advances owing to such Lender outstanding on such date.
SECTION 2.07    Interest on Advances.
(a)    Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made to it from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(i)    Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time and (B) the Applicable Margin, payable in arrears quarterly on the last Business Day of each March, June, September and December, during such periods and on the Commitment Termination Date applicable to any Lender.
(ii)    Term Benchmark Advances. During such periods as such Advance is a Term Benchmark Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Adjusted Term SOFR Rate for such Interest Period for such Advance, and (B) the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Term Benchmark Advance shall be Converted, continued or paid in full.
(iii)    RFR Advances. During such periods as such Advance is a RFR Advance, a rate per annum equal at all times to the sum of (A) the Adjusted Daily Simple SOFR Rate in effect from time to time, and (B) the Applicable Margin, payable in arrears monthly on each date that is on the numerically corresponding day in each calendar month that is one month after the borrowing of such Advance (or, if there is no such numerically corresponding day in such month, then the last day of such month) and on the Commitment Termination Date applicable to any Lender.

(b)    Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall, upon the request of the Required Lenders, require the Borrower to pay interest (“Default Interest”), which amount shall accrue as of the date of occurrence of the Event of Default, on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the applicable date referred to in Section 2.07(a), at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to Section 2.07(a) and (ii) to the fullest extent permitted by Law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to Section 2.07(a)(i), provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

SECTION 2.08    Interest Rate Determination.
(a)    The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.07(a).
(b)    If the Required Lenders notify the Administrative Agent that (i) with respect to any Term Benchmark Advances, the Adjusted Term SOFR Rate for any Interest Period for such Advances will not adequately and fairly reflect the cost to the Required Lenders of making, funding or maintaining their respective Term Benchmark Advances for such Interest Period or (ii) with respect to any RFR Advances, at any time, the applicable Adjusted Daily Simple SOFR Rate will not adequately and fairly reflect the cost to the Required Lenders of making or maintaining their RFR Advances, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.09 or a new Notice of Borrowing in accordance with the terms of Section 2.02, an Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, Term Benchmark Advances and any Notice of Borrowing that requests Term Benchmark Advances shall instead be deemed to be an Interest Election Request or a Notice of Borrowing, as applicable, for (1) an RFR Advance so long as the Adjusted Daily Simple SOFR Rate is not also the subject of this Section 2.08(b) or (2) a Base Rate Advance if the Adjusted Daily Simple SOFR Rate also is the subject of this Section 2.08(b). Furthermore, if any Term Benchmark Advance or RFR Advance is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.08(b) with respect to the Relevant Rate applicable to such Term Benchmark Advance or RFR Advance, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.09 or a new Notice of Borrowing in accordance with the terms of Section 2.02, (1) any Term Benchmark Advance shall on the last day of the Interest Period applicable to such Advance, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Advance so long as the Adjusted Daily Simple SOFR Rate is not also the subject of this Section 2.08(b) or (y) a Base Rate Advance if the Adjusted Daily Simple SOFR Rate also is the subject of this Section 2.08(b), on such day, and (2) any RFR Advance shall on and from such day be converted by the Administrative Agent to, and shall constitute, a Base Rate Advance.
(c)    On the date on which the aggregate unpaid principal amount of Term Benchmark Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.
(d)    Upon the occurrence and during the continuance of any Event of Default, (i) each Term Benchmark Advance will automatically, on the last day of the then existing Interest Period therefor, be Converted into a Base Rate Advance (unless the Required Lenders otherwise consent) and (ii) the obligation of the Lenders to make, continue Term Benchmark Advances as, or to Convert Advances into, Term Benchmark Advances shall be suspended.

SECTION 2.09    Interest Elections.
(a)    Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Term Benchmark Advance, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to Convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Advance, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Advances comprising such Borrowing, and the Advances comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by delivering to the Administrative Agent an Interest Election Request by the time that a Notice of Borrowing would be required under Section 2.02 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.
(c)    Each Interest Election Request shall specify the following information:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to consist of Base Rate Advances or Term Benchmark Advances; and
(iv)    if the resulting Borrowing is to consist of Term Benchmark Advances, the Interest Period to be applicable thereto (which Interest Period shall be a period contemplated by the definition of the term “Interest Period”).
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
If the Borrower requests a Borrowing of Term Benchmark Advances but does not specify an Interest Period or fails to deliver a timely Interest Election Request with respect to a Borrowing consisting of Term Benchmark Advances prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein or Section 2.08(d) is applicable thereto, at the end of such Interest Period, such Borrowing shall automatically continue as a Borrowing consisting of Term Benchmark Advances with an Interest Period of one month unless such Borrowing is or was repaid in accordance with Section 2.10.

SECTION 2.10    Optional Prepayments of Advances. The Borrower may, upon notice to the Administrative Agent stating the proposed date and aggregate principal amount of the proposed prepayment, given not later than 11:00 A.M. (New York City time) on the date (which date shall be a Business Day) of such proposed prepayment, in the case of a Borrowing consisting of Base Rate Advances, not later than 11:00 A.M. (New York City time) at least two U.S. Government Securities Business Days prior to the date of such proposed prepayment, in the case of a Borrowing consisting of Term Benchmark Advances and not later than 11:00 A.M. (New York City time) at least three U.S. Government Securities Business Days prior to the date of such proposed prepayment, in the case of a Borrowing consisting of RFR Advances, and if such notice is given, the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, and in the case of any Borrowing consisting of Term Benchmark Advances, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (a) each partial prepayment shall be in an aggregate principal amount of the Borrowing Minimum or a Borrowing Multiple in excess thereof and (b) if any prepayment of a Term Benchmark Advance is made on a date other than the last day of an Interest Period for such Term Benchmark Advance, the Borrower shall also pay any amount owing pursuant to Section 8.04(c); and provided, further, that, subject to clause (b) of the immediately preceding proviso, any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction, in which case such notice may be revoked by the Borrower if such condition is not satisfied.
SECTION 2.11    Increased Costs.
(a)    If, due to either (i) the introduction of or any change in or in the interpretation of any Law or regulation or (ii) the compliance with any directive, guideline or request from any central bank or other Governmental Authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of Law), in each case after the date hereof (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Term Benchmark Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (A) Taxes as to which such Lender is indemnified under Section 2.14, (B) Excluded Taxes and (C) Other Taxes), and such Lender is generally charging, or intends to generally charge, such amounts to its customers that are similarly situated to the Borrower and with similar credit facilities, to the extent such Lender has the right under such similar credit facilities to do so (but such Lender shall not be required to disclose any confidential or proprietary information), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to such increased cost submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent demonstrable error.
(b)    If any Lender determines that compliance with any Law or regulation or any directive, guideline or request from any central bank or other Governmental Authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of Law), in each case promulgated or given after the date hereof (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, and such Lender is generally charging, or intends to generally charge, such amounts to its customers that are similarly situated to the Borrower and with similar credit facilities, to the extent such Lender has the right under such similar credit facilities to do so (but such Lender shall not be required to disclose any confidential or proprietary information), the Borrower shall, from time to time upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent demonstrable error.
(c)    Notwithstanding anything in this Section 2.11 to the contrary, for purposes of this Section 2.11, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations issued thereunder or in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III) shall be deemed to have been enacted following the date hereof (or with respect to any Lender, if later, the date on which such Lender becomes a Lender).
SECTION 2.12    Illegality. Notwithstanding any other provision of this Agreement, (a) if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any Law or regulation makes it unlawful, or any central bank or other Governmental Authority, including without limitation, any agency of the European Union or similar monetary or multinational authority, asserts that it is unlawful, for such Lender or its Applicable Lending Office to perform its obligations hereunder to make Term Benchmark Advances or to fund or maintain Term Benchmark Advances hereunder, (i) each Term Benchmark Advance of such Lender will automatically, upon such notification, be Converted into (x) a RFR Advance so long as the Adjusted Daily Simple SOFR Rate is not also the subject of this Section 2.12 or (y) a Base Rate Advance if the Adjusted Daily Simple SOFR Rate also is the subject of this Section 2.12, (ii) the obligation of such Lender to make Term Benchmark Advances or to Convert Advances into Term Benchmark Advances shall be suspended and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Advance and any Notice of Borrowing that requests a Term Benchmark Advance shall, with respect to such Lender, instead be deemed to be an Interest Election Request or a Notice of Borrowing, as applicable, for (x) an RFR Advance so long as the Adjusted Daily Simple SOFR Rate is not also the subject of this Section 2.12 or (y) a Base Rate Advance if the Adjusted Daily Simple SOFR Rate also is the subject of this Section 2.12, in each case, until the Administrative Agent shall notify the Borrower and such Lender that the circumstances causing such suspension no longer exist and (iii) the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted Term SOFR Rate component thereof and (b) if Lenders constituting the Required Lenders so notify the Administrative Agent, (i) each Term Benchmark Advance of each Lender will automatically, upon such notification, Convert into (x) a RFR Advance so long as the Adjusted Daily Simple SOFR Rate is not also the subject of this Section 2.12 or (y) a Base Rate Advance if the Adjusted Daily Simple SOFR Rate also is the subject of this Section 2.12, (ii) the obligation of each Lender to make Term Benchmark Advances or to Convert Advances into, or to continue Term Benchmark Advances as, Term Benchmark Advances shall be suspended and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Advance and any Notice of Borrowing that requests a Term Benchmark Advance shall instead be deemed to be an Interest Election Request or a Notice of Borrowing, as applicable, for (x) an RFR Advance so long as the Adjusted Daily Simple SOFR Rate is not also the subject of this Section 2.12 or (y) a Base Rate Advance if the Adjusted Daily Simple SOFR Rate also is the subject of this Section 2.12, in each case, until the Administrative Agent shall notify the Borrower and each Lender that the circumstances causing such suspension no longer exist and (iii) the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to each Lender without reference to the Adjusted Term SOFR Rate component thereof.
SECTION 2.13    Payments and Computations.
(a)    The Borrower shall make each payment required to be made by it under this Agreement not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Administrative Agent at the applicable Administrative Agent’s Office in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.02(c), 2.11, 2.12(a), 2.14, 2.15 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the assignor for amounts which have accrued to but excluding the effective date of such assignment and to the assignee for amounts which have accrued from and after the effective date of such assignment. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.
(b)    The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.
(c)    All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Adjusted Term SOFR Rate, the Adjusted Daily Simple SOFR Rate or the Federal Funds Rate (other than determinations of the Base Rate made at any time by reference to the Federal Funds Rate) and of commitment fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or such fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

(d)    Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Term Benchmark Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.
(e)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent, following prompt notice thereof, forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.
SECTION 2.14    Taxes.
(a)    Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws require the deduction or withholding of any Tax from any such payment by the Administrative Agent or the Borrower, then the Administrative Agent or the Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)    If the Borrower or the Administrative Agent shall be required by any applicable Laws to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 2.14) the Lender (or, as applicable, the Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)    Tax Indemnifications. (i) The Borrower shall, and does hereby, indemnify each Lender and the Administrative Agent, and shall make payment in respect thereof within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by such Lender or the Administrative Agent or required to be withheld or deducted from a payment to such Lender and the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(ii)    Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.07(e) relating to the maintenance of a Participant Register and (z) the Administrative Agent against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).
(d)    Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 2.14, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(e)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections

2.14(e)(ii)(A), 2.14(e)(ii)(B) and 2.14(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed originals of IRS Form W-8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of any of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(IV)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.14 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Lender or the Administrative Agent determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Lender or the Administrative Agent, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Lender or the Administrative Agent be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place such Lender or the Administrative Agent in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Lender or the Administrative Agent to make available its Tax returns to the Borrower or any other Person.

SECTION 2.15    Sharing of Payments, Etc. Subject to Section 2.19 in the case of a Defaulting Lender, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.02(c), 2.11, 2.12(a), 2.14 or 8.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
SECTION 2.16    Use of Proceeds. The proceeds of the Advances shall be available, and the Borrower agrees that it shall use such proceeds, solely for general corporate purposes of the Borrower and its Subsidiaries.
SECTION 2.17    Evidence of Debt.
(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances.
(b)    The Register maintained by the Administrative Agent pursuant to Section 8.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.
(c)    Entries made reasonably and in good faith by the Administrative Agent in the Register pursuant to subsection 2.17(b) above, and by each Lender in its account or accounts pursuant to subsection 2.17(a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit, expand or otherwise affect the obligations of the Borrower under this Agreement.

(d)    Upon the request of any Lender made through the Administrative Agent, the Borrower shall prepare, execute and deliver to such Lender a promissory note of the Borrower payable to such Lender, substantially in the form of any promissory note delivered to any Lender on the Closing Date pursuant to Section 3.01(j) (or such other form reasonably approved by the Administrative Agent), which promissory note shall, in addition to the Register, evidence such Lender’s Advances.
SECTION 2.18    Alternate Rate of Interest(a)    .
(a)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.18, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.18.
(d)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Term Benchmark Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to (A) an RFR Advance so long as the Adjusted Daily Simple SOFR Rate is not the subject of a Benchmark Transition Event or (B) a Base Rate Advance if the Adjusted Daily Simple SOFR Rate is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Advance or RFR Advance is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Advance or RFR Advance, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.18, (1) any Term Benchmark Advance shall on the last day of the Interest Period applicable to such Advance, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Advance so long as the Adjusted Daily Simple SOFR Rate is not the subject of a Benchmark Transition Event or (y) a Base Rate Advance if the Adjusted Daily Simple SOFR Rate is the subject of a Benchmark Transition Event, on such day and (2) any RFR Advance shall on and from such day be converted by the Administrative Agent to, and shall constitute, a Base Rate Advance.

SECTION 2.19    Defaulting Lenders.
(a)    Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender (it being understood that the determination of whether a Lender is no longer a Defaulting Lender shall be made as described in Section 2.19(b)):
(i)    such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.04(a);
(ii)    to the fullest extent permitted by applicable Law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder, and the Commitment and the outstanding Advances of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender; and
(iii)    the Borrower may, at its sole expense and effort, require such Defaulting Lender to assign and delegate its interests, rights and obligations under this Agreement pursuant to Section 8.07.
(b)    If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par such portion of outstanding Advances of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Advances and unused Commitments to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
(c)    Any payment of principal, interest, fees or other amounts received by the Administrative Agent hereunder for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6.01 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 8.05 shall be applied at such time or times as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; third, as the Borrower may request, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or otherwise pursuant to this Section 2.19(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
SECTION 2.20    Mitigation.
(a)    Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge that will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s good faith judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Borrower to pay any amount pursuant to Sections 2.11 or 2.14 or (ii) the occurrence of any circumstance described in Section 2.12 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Borrower and the Administrative Agent). In furtherance of the foregoing, each Lender will designate a different Applicable Lending Office if such designation will avoid (or reduce the cost to the Borrower of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Lender’s good faith judgment, be otherwise disadvantageous to such Lender.
(b)    Failure or delay on the part of any Lender to demand compensation pursuant to Sections 2.11 or 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that, notwithstanding any other provision of this Agreement, if any Lender fails to notify the Borrower of any event or circumstance which will entitle such Lender to compensation pursuant to Sections 2.11 or 2.14 within 180 days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Borrower for any amount arising prior to the date which is 180 days before the date on which such Lender notifies the Borrower of such event or circumstance (except that, if the event or circumstance giving rise to such entitlement for compensation is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING
SECTION 3.01    Conditions Precedent to Closing Date. This Agreement shall become effective on and as of the first date on which the following conditions precedent have been satisfied (or waived in accordance with Section 8.01):
(a)    The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and the other Loan Documents signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)    Since December 31, 2022, there shall not have occurred any event or condition that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.
(c)    All fees due to the Administrative Agent, the Arrangers and the Lenders shall have been paid, and all expenses of the Administrative Agent and the Arrangers that are required to be paid or reimbursed by the Borrower and that have been invoiced at least three Business Days prior to the Closing Date shall have been so paid or reimbursed.
(d)    On the Closing Date, the following statements shall be true and the Administrative Agent shall have received a certificate of the Borrower, dated the Closing Date, stating that:
(i)    Each of the representations and warranties set forth in Section 4.01 are true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties are true and correct in all respects), on and as of the Closing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties were true and correct in all respects) on and as of such earlier date; and
(ii)    No event has occurred and is continuing, or shall occur as a result of the occurrence of the Closing Date, that constitutes a Default.
(e)    The Administrative Agent shall have received on or before the Closing Date, each dated on or about such date:
(i)    Certified copies of the resolutions or similar authorizing documentation of the governing body of the Borrower, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement;
(ii)    A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered by it hereunder; and
(iii)    A favorable opinion letter from (A) Jessica Paik, Divisional Vice President, Associate General Counsel and Assistant Secretary of the Borrower and (B) Wachtell, Lipton, Rosen & Katz, as New York special counsel to the Borrower (or, in each case, such other counsel as may be reasonably acceptable to the Administrative Agent), in each case, in the form agreed on or prior to the Closing Date.
(f)    The 2020 Credit Agreement shall have been terminated in accordance with Section 8.15.
(g)    To the extent requested by a Lender, delivery of executed promissory notes.
(h)    To the extent requested by any Lender through the Administrative Agent in writing at least 10 Business Days prior to the Closing Date, the Borrower shall have provided the documentation and other information to the Administrative Agent that is required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, at least three Business Days prior to the Closing Date.
The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date in writing promptly upon such conditions precedent being satisfied (or waived in accordance with Section 8.01), and such notice shall be conclusive and binding evidence of the occurrence thereof.
SECTION 3.02    Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing (other than a Borrowing consisting only of a Conversion of Advances to another Type, or a continuation of Term Benchmark Advances) shall be subject to the conditions precedent that the Closing Date shall have occurred and on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):
(a)    Each of the representations and warranties set forth in Section 4.01 (other than the representations and warranties set forth in Section 4.01(f)(i)) are true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties are true and correct in all respects) as of such date, before and after giving effect to such Borrowing and the application of proceeds therefrom, as though made on and as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties were true and correct in all respects) on and as of such earlier date, and
(b)    no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
SECTION 4.01    Representations and Warranties of the Borrower. The Borrower represents and warrants on the Closing Date, on the date of the making of each Advance, on any Increase Effective Date and on any Extension Date as follows (but with respect to the representations and warranties set forth in Section 4.01(f)(i), only on the Closing Date, any Increase Effective Date and any Extension Date):
(a)    The Borrower is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of organization.
(b)    The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, (i) are within the Borrower’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (A) the Borrower’s charter or by-laws or other organizational documents or (B) any Law, regulation or contractual restriction binding on or affecting the Borrower and (iv) will not result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Consolidated Group (other than Liens created or required to be created pursuant to the terms hereof), except, in the case of clause (iii)(B) and (iv), as would not be reasonably expected to have a Material Adverse Effect.
(c)    No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or, except as would not be reasonably expected to have a Material Adverse Effect, any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement.
(d)    This Agreement has been duly executed and delivered by the Borrower. This Agreement is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at Law) and an implied covenant of good faith and fair dealing.
(e)    The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2022, and the related Consolidated statements of earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP or other independent public accountants of recognized national standing, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2023, and the related Consolidated statements of earnings and cash flows of the Borrower and its Subsidiaries for the nine months then ended, duly certified by the Chief Financial Officer of the Borrower, copies of which have been furnished to each Lender, fairly present, in all material respects, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP (subject, in the case of the Consolidated balance sheet as at September 30, 2023 and the related statements of earnings and cash flows, to the absence of footnotes and year-end audit adjustments); provided that information referenced in this Section 4.01(e) shall be deemed to have been furnished if such information, or one or more annual or quarterly or other reports or proxy statements containing such information, shall have been posted and be available on the website of the Securities and Exchange Commission at http://www.sec.gov.
(f)    As of the Closing Date (or, in the case that this representation and warranty is made on any Increase Effective Date or any Extension Date, as of such Increase Effective Date or Extension Date, as applicable), there is no action, suit, investigation, litigation or proceeding (including, without limitation, any Environmental Action), affecting the Consolidated Group pending or, to the knowledge of the Borrower, threatened before any court, governmental agency or arbitrator that would reasonably be expected to be adversely determined, and if so determined, (i) would reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Consolidated Group taken as a whole (other than the litigation set forth on Schedule 4.01(f) attached hereto (or, in the case that this representation and warranty is made on any date after the date hereof, as set forth on a schedule delivered to the Administrative Agent on or prior to such date, as applicable)) or (ii) would adversely affect the legality, validity and enforceability of any material provision of this Agreement in any material respect.
(g)    Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets of the Borrower and of the Consolidated Group, on a Consolidated basis, subject to the provisions of Section 5.02(a) will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).
(h)    All written information (other than the projections, any forward-looking statements and information of a general economic or industry nature) concerning the Borrower, its Subsidiaries and the transactions contemplated hereby included in the Information Memorandum or otherwise prepared by the Borrower and its Subsidiaries and furnished to the Agents or the Lenders in connection with the negotiation of, or pursuant to the terms of, this Agreement when taken as a whole, was true and correct in all material respects as of the date when furnished by the Borrower and its subsidiaries to the Agents or the Lenders and did not, taken as a whole, when so furnished contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not misleading in light of the circumstances under which such statements were made.

(i)    No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which would reasonably be expected to have a Material Adverse Effect.
(j)    As of the last annual actuarial valuation date prior to the Closing Date, the Abbott Laboratories Annuity Retirement Plan was not in at-risk status (as defined in Section 430(i)(4) of the Internal Revenue Code) and no other Plan subject to ERISA was in at-risk status (as defined in Section 430(i)(4) of the Internal Revenue Code), and since such annual actuarial valuation date there has been no material adverse change in the funding status of any Plan subject to ERISA that would reasonably be expected to cause such Plan to be in at-risk status (as defined in Section 430(i)(4) of the Internal Revenue Code).
(k)    Neither the Borrower nor any ERISA Affiliate (i) is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan or has incurred any such Withdrawal Liability that has not been satisfied in full or (ii) has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA), and no such Multiemployer Plan is reasonably expected to be in insolvent or in “endangered” or “critical” status.
(l)    (i) The operations and properties of the Consolidated Group comply in all respects with all applicable Environmental Laws and Environmental Permits except to the extent that the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (ii) all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without any ongoing obligations or costs except to the extent that such non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and (iii) no circumstances exist that would be reasonably expected to (A) form the basis of an Environmental Action against a member of the Consolidated Group or any of its properties that, either individually or in the aggregate, would have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that, either individually or in the aggregate, would have a Material Adverse Effect.
(m)    (i) None of the properties currently or formerly owned or operated by a member of the Consolidated Group is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or, to the best knowledge of the Borrower, is adjacent to any such property other than such properties of a member of the Consolidated Group that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (ii) there are no, and never have been any, underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any property currently owned or operated by any member of the Consolidated Group or, to the best knowledge of the Borrower, on any property formerly owned or operated by a member of the Consolidated Group that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by a member of the Consolidated Group that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by a member of the Consolidated Group or, to the best knowledge of the Borrower, on any adjoining property that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(n)    No member of the Consolidated Group is undertaking, and no member of the Consolidated Group has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by a member of the Consolidated Group have been disposed of in a manner that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(o)    The Borrower is not an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” (each as defined in the Investment Company Act of 1940, as amended). Neither the making of any Advances nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.
(p)    The Advances and all related obligations of the Borrower under this Agreement rank pari passu with all other unsecured obligations of the Borrower that are not, by their terms, expressly subordinate to the obligations of the Borrower hereunder.
(q)    The proceeds of the Advances will be used in accordance with Section 2.16.
(r)    Neither the Borrower nor any of its Subsidiaries or, to the knowledge of senior management of the Borrower, any director, officer, employee or agent of the Borrower or any of its Subsidiaries is an individual or entity currently the subject of any Sanctions, and neither the Borrower nor any of its Subsidiaries is located, organized or resident in a Designated Jurisdiction in violation of any Sanctions; provided that if the Borrower or any Subsidiary is located, organized or resident in a jurisdiction that becomes a Designated Jurisdiction after the Closing Date, such Person shall not be included in this representation so long as (i) the Borrower is taking reasonable steps to either obtain appropriate licenses for transacting business in such country or territory or to cause such Person to no longer be located, be organized or be resident in such country or territory and (ii) such Person’s being located, organized or resident in such country or territory (A) will not result in any violation of Sanctions by any Lender, any Arranger or the Administrative Agent and (B) would not be reasonably expected to have Material Adverse Effect.
(s)    The Borrower and its Subsidiaries (i) have conducted their businesses in compliance with applicable anti-corruption Laws, except to the extent that failure to so comply would not be reasonably expected to have Material Adverse Effect; and (ii) have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such Laws.

(t)    As of the Closing Date, the information included in any Beneficial Ownership Certification (to the extent required to be provided) is true and correct in all respects.
ARTICLE V
COVENANTS OF THE BORROWER
SECTION 5.01    Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:
(a)    Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable Laws, rules, regulations and orders (such compliance to include, without limitation, compliance with ERISA and Environmental Laws), except to the extent that the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(b)    Payment of Taxes, Etc. Pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all Taxes imposed upon any member of the Consolidated Group except to the extent that (i) the amount, applicability or validity thereof is being contested in good faith and by proper proceedings or (ii) the failure to pay such Taxes, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(c)    Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (or pursuant to self-insurance arrangements) in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which any member of the Consolidated Group operates.
(d)    Preservation of Existence, Etc. Do, or cause to be done, all things necessary to preserve and keep in full force and effect its (i) existence and (ii) rights (charter and statutory) and franchises; provided, however, that the Borrower may consummate any merger or consolidation permitted under Section 5.02(b); and provided, further, that the Borrower shall not be required to preserve any such right or franchise if the management of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and that the loss thereof is not disadvantageous in any material respect to the Lenders.
(e)    Visitation Rights. At any reasonable time and from time to time during normal business hours, upon reasonable notice to the Borrower, permit the agents and representatives designated by the Administrative Agent, upon its own discretion or at the reasonable request of any Lender, to examine and make copies of and abstracts from the records and books of account, and visit the properties, of the Borrower, and to discuss the affairs, finances and accounts of the Borrower and/or any of its Subsidiaries with any of the members of the senior treasury staff of the Borrower; provided, however, that any such rights shall be limited to once per calendar year so long as no Default shall have occurred and be continuing.
(f)    Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such

Subsidiary sufficient to permit the preparation of financial statements in accordance with GAAP.
(g)    Maintenance of Properties, Etc. Cause all of its properties that are used or useful in the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
(h)    [Reserved].
(i)    Reporting Requirements. Furnish to the Administrative Agent for further distribution to the Lenders:
(i)    as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Borrower, a Consolidated balance sheet of the Consolidated Group as of the end of such quarter and Consolidated statements of earnings and cash flows of the Consolidated Group for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by the Chief Financial Officer, the Controller or the Treasurer of the Borrower as having been prepared in accordance with GAAP (subject to the absence of footnotes and year end audit adjustments);
(ii)    as soon as available and in any event within 100 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Consolidated Group, containing a Consolidated balance sheet of the Consolidated Group as of the end of such fiscal year and Consolidated statements of earnings and cash flows of the Consolidated Group for such fiscal year, in each case accompanied by an unqualified opinion or an opinion reasonably acceptable to the Required Lenders by Ernst & Young LLP or other independent public accountants of recognized national standing;
(iii)    [Reserved;]
(iv)    as soon as possible and in any event within five days after any Responsible Officer shall have obtained knowledge of the occurrence of each Default continuing on the date of such statement, a statement of the Chief Financial Officer, the Controller or the Treasurer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;
(v)    promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securityholders, and copies of all reports and registration statements that members of the Consolidated Group file with the Securities and Exchange Commission or any national securities exchange;
(vi)    promptly after a Responsible Officer obtains knowledge of the commencement thereof, notice of all actions, suits, investigations, litigations and proceedings before any court, governmental agency or arbitrator affecting the Consolidated Group of the type described in Section 4.01(f)(ii); and

(vii)    such other information respecting the Consolidated Group as any Lender through the Administrative Agent may from time to time reasonably request.
Information required to be delivered pursuant to subsections (i), (ii) and (v) of this Section 5.01(i) shall be deemed to have been delivered if such information, or one or more annual or quarterly or other reports or proxy statements containing such information, shall have been posted and be available on the website of the Securities and Exchange Commission at http://www.sec.gov (and a confirming electronic correspondence is delivered or caused to be delivered by the Borrower to the Administrative Agent providing notice of such availability). The Borrower hereby acknowledges that the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks™ or another similar secure electronic system (the “Platform”).
(j)    Anti-Corruption Laws. Maintain policies and procedures with respect to itself and its Subsidiaries reasonably designed to promote and achieve compliance with applicable anti-corruption Laws.
SECTION 5.02    Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:
(a)    Liens, Etc. Incur, issue, assume or guarantee, or permit any Domestic Subsidiary to incur, issue, assume or guaranty, at any time, any Borrowed Debt secured by a Lien on any Principal Domestic Property of the Borrower or any Domestic Subsidiary, or any shares of stock or Borrowed Debt of any Domestic Subsidiary, without effectively providing that the Advances outstanding at such time (together with, if the Borrower shall so determine, any other Borrowed Debt of the Borrower or such Domestic Subsidiary existing at such time or thereafter created that is not subordinate to the Advances) shall be secured equally and ratably with (or prior to) such secured Borrowed Debt, so long as such secured Borrowed Debt shall be so secured, unless, after giving effect thereto, the aggregate amount of all such secured Borrowed Debt plus the aggregate amount of all Attributable Debt of the Borrower and the Domestic Subsidiaries in respect of Sale and Leaseback Transactions would not exceed 15% of Consolidated Net Assets; provided, however, that this Section 5.02(a) shall not apply to, and there shall be excluded from secured Borrowed Debt in any computation under this Section 5.02(a), Borrowed Debt secured by:
(i)    Liens on property of, or on any shares of stock or Borrowed Debt of, any Person existing at the time such Person becomes a Domestic Subsidiary;
(ii)    Liens in favor of the Borrower or any Domestic Subsidiary;
(iii)    Liens on property of the Borrower or a Domestic Subsidiary in favor of the United States or any State thereof, or any department, agency or instrumentality or political subdivision of the United States or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute;
(iv)    Liens on property, shares of stock or Borrowed Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price or construction or improvement cost thereof or to secure any Debt incurred prior to, at the time of, or within 120 days after, the acquisition of such property or shares or Borrowed Debt or the completion of any such construction or improvement for the purpose of financing all or any part of the purchase price or construction or improvement cost thereof;
(v)    Liens existing on the Closing Date;
(vi)    Liens incurred in connection with pollution control, industrial revenue or similar financing; and
(vii)    Any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Borrowed Debt secured by any Lien referred to in subclauses (i) through (vi) of this Section 5.02(a); provided, that (A) such extension renewal or replacement Lien shall be limited to all or a part of the same property, shares of stock or Debt that secured the Lien extended, renewed or replaced (plus improvements on such property) and (B) the Borrowed Debt secured by such Lien at such time is not increased.
(b)    Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose (including by means of a Division) of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, except that the Borrower may merge or consolidate with or into any other Person so long as (A) the Borrower is the surviving Person or (B) if the Borrower is not the surviving Person, (1) the surviving Person shall assume, by agreement reasonably satisfactory in form and substance to the Required Lenders, all of the rights and obligations of the Borrower under this Agreement and the other Loan Documents, (2) such surviving Person shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such surviving Person’s obligations under this Agreement are enforceable and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger or consolidation does not violate this Agreement or any other Loan Document and that such surviving Person’s obligations under this Agreement are enforceable and (3) the Administrative Agent shall have received the information and documentation reasonably requested by the Administrative Agent or any Lender, in each case with respect to such surviving Person, for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation (it being understood that, if the foregoing are satisfied, such surviving Person will succeed to, and be substituted for, the Borrower under this Agreement);provided, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.
(c)    Sales and Leaseback. Enter into, or permit any Domestic Subsidiary to enter into, any arrangement with any bank, insurance company or other lender or investor (not including any member of the Consolidated Group) or to which any such lender or investor is a party, providing for the leasing by the Borrower or any Domestic Subsidiary for a period, including renewals, in excess of three years of any Principal Domestic Property which has been or is to be sold or transferred, more than 120 days after the acquisition thereof or the completion of construction and commencement of full operation thereof, by the Borrower or any Domestic Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Domestic Property (any such arrangement being referred to herein as a “Sale and Leaseback Transaction”) unless either:

(i)    the Borrower or such Domestic Subsidiary could create Borrowed Debt secured by a Lien pursuant to Section 5.02(a) on the Principal Domestic Property to be leased back in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing Advances outstanding at the time the Borrower or such Domestic Subsidiary enters into such Sale and Leaseback Transaction, or
(ii)    the Borrower, within 120 days after the sale or transfer shall have been made by the Borrower or by such Domestic Subsidiary, applies an amount equal to the greater of (A) the net proceeds of the sale of the Principal Domestic Property sold and leased back pursuant to such Sale and Leaseback Transaction or (B) the fair market value of the Principal Domestic Property so sold and leased back at the time of entering into such Sale and Leaseback Transaction (as determined by any two of the following: the Chief Executive Officer, any President, the Chief Financial Officer, the Controller or the Treasurer of the Borrower) to the retirement of Funded Debt; provided that the amount to be applied to the retirement of Funded Debt shall be reduced by (1) the principal amount of any Advances paid or prepaid within 120 days after such sale or transfer and (2) the principal amount of such Funded Debt voluntarily retired by the Borrower within 120 days after such sale or transfer. Notwithstanding the foregoing, no retirement referred to in this Section 5.02(c)(ii) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.
(d)    Accounting Changes. Change its fiscal year-end from December 31 of each calendar year.
(e)    Change in Nature of Business. Make any material change in the nature of the business of the Consolidated Group, taken as a whole, from that carried out at the Closing Date; it being understood that this Section 5.02(e) shall not prohibit members of the Consolidated Group from conducting any business or business activities incidental or related to the business of the Borrower and its Subsidiaries as carried on as of the Closing Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.
(f)    Use of Proceeds. Directly or, to the knowledge of the Borrower, indirectly (i) use the proceeds of any Borrowing for any purpose that would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, or other similar applicable legislation in other jurisdictions or (ii) use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity that, at the time of such funding, is (A) the subject of Sanctions or (B) in any Designated Jurisdiction, in each case in violation of Sanctions.

ARTICLE VI
EVENTS OF DEFAULT
SECTION 6.01    Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a)    The Borrower shall fail (i) to pay any principal of any Advance when the same becomes due and payable or (ii) to pay any interest on any Advance or make any payment of fees or other amounts payable under this Agreement within five Business Days after the same becomes due and payable; or
(b)    Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or
(c)    (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d)(i), 5.01(i)(iv), 5.02(a), 5.02(b), 5.02(c), 5.02(e) or 5.02(f)(ii) (to the extent the use of proceeds would result in a violation of Sanctions by a Lender, an Arranger or the Administrative Agent), or (ii) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e) or clauses (i)-(ii) or (v)-(vi) of Section 5.01(i) if such failure shall remain unremedied for 10 Business Days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender, or (iii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
(d)    The Borrower or a Significant Subsidiary shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount, or, in the case of any Hedge Agreement, having a maximum Agreement Value, of at least $500,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Significant Subsidiary, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or the Borrower or a Significant Subsidiary shall default in its obligations under any agreement or instrument relating to any such Debt, which default shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof (other than due to any (i) regularly scheduled required prepayment or redemption or (ii) prepayment of Debt which is mandatory under the terms of the documentation governing such Debt by reason of the receipt of net cash proceeds of other Debt or dispositions (including, without limitation, as the result of casualty events and governmental takings); or

(e)    The Borrower or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Significant Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of 60 days; or the Borrower or any Significant Subsidiary shall take any corporate action to authorize any of the actions set forth above in this Section 6.01(e); or
(f)    Any one or more judgments or orders for the payment of money in excess of $500,000,000 shall be rendered against the Borrower or a Significant Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 90 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that, for purposes of determining whether an Event of Default has occurred under this Section 6.01(f), the amount of any such judgment or order shall be reduced to the extent that (A) such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, such judgment or order; or
(g)    (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into or exchangeable for such Voting Stock) representing more than 50% of the combined voting power of all Voting Stock of the Borrower (on a fully diluted basis) or (ii) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, a majority of the members of the board of directors of the Borrower shall not be Continuing Directors; or

(h)    The Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur, liability in excess of $500,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; then, and in any such event, (i) the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the Commitment of each Lender shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII
THE AGENTS
SECTION 7.01    Authorization and Action. Each Lender hereby irrevocably appoints JPMorgan to act on its behalf as the Administrative Agent hereunder and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VII (other than the third sentence of Section 7.04, Section 7.06 and Section 7.07) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions (other than the third sentence of Section 7.04 and Section 7.06). It is understood and agreed that the use of the term “agent” herein (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 7.02    Administrative Agent Individually. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity as a Lender. Such Person and its Affiliates may accept deposits from, own securities of, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any member of the Consolidated Group or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 7.03    Duties of Administrative Agent; Exculpatory Provisions.
(a)    The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature, and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein or in any other Loan Document. Without limiting the generality of the foregoing, the Administrative Agent (i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in any other Loan Document); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law and (iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.01 or 6.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until the Borrower or any Lender shall have given notice to the Administrative Agent describing such Default or Event of Default.
(c)    Neither the Administrative Agent nor any other Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.
(d)    Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender, and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.
SECTION 7.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the Closing Date or the making of any Advance that by its terms must be fulfilled to the satisfaction of a Lender, each Lender shall be deemed to have consented to, approved or accepted such condition unless (a) an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the Closing Date or the making of such Advance, as applicable, and (b) in the case of a condition to the making of an Advance, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 7.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VII and Section 8.04 (as though such sub-agents were the “Administrative Agent” under this Agreement) as if set forth in full herein with respect thereto. The Administrative Agent shall not be responsible to any Lender for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 7.06    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and in consultation with the Borrower, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, such Person shall automatically and without the taking of any action by any Person, be removed as Administrative Agent on the date that is 30 days following the date such Person became a Defaulting Lender (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”). In connection therewith, the Required Lenders, in consultation with the Borrower, shall appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment on or prior to the Removal Effective Date, then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above in this Section 7.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VII and Section 8.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 7.07    Acknowledgments of Lenders. (a) Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Advances hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans, is experienced in making, acquiring or holding such commercial loans. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. The motivations of the Administrative Agent, the Arrangers and the Syndication Agents are commercial in nature and not to invest in the general performance or operations of the Borrower.
(b)    Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Acceptance or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.
(c)    (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender) (any such Payment or any Payment identified as an Erroneous Payment in the immediately following paragraph, an “Erroneous Payment”), and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 7.07(c) shall be conclusive, absent manifest error.

(ii)    Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment and that such Payment is, accordingly, an Erroneous Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error (and, accordingly, that such Payment (or portion thereof) is an Erroneous Payment), such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)    The Borrower hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower hereunder or under any other Loan Document; provided, that for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making any payment hereunder that became subject to such Erroneous Payment.
(iv)    Each party’s obligations under this Section 7.07(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations of the Borrower under any Loan Document.

SECTION 7.08    Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Advances made by each of them (or, if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, in each case, acting in the capacity of Administrative Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not promptly reimbursed for such expenses by the Borrower.
SECTION 7.09    Other Agents. None of the Lenders identified on the facing page or signature pages of this Agreement as a “joint lead arranger”, “joint bookrunner”, or “syndication agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
SECTION 7.10    ERISA.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Advances or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iii) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, each Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Agents or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c)    The Agents and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Advances, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Advances or the Commitments for an amount less than the amount being paid for an interest in the Advances or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE VIII
MISCELLANEOUS
SECTION 8.01    Amendments, Etc. Subject to Section 2.05(c) and 2.18, no amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing, do any of the following:
(a)    waive any of the conditions specified in Section 3.01, unless signed by each Lender directly and adversely affected thereby:
(b)    increase or extend the Commitments of a Lender or subject a Lender to any additional obligations, unless signed by such Lender;
(c)    reduce the principal of, or stated rate of interest on, the Advances, the stated rate at which any fees hereunder are calculated or any other amounts payable hereunder, unless signed by each Lender directly and adversely affected thereby;
(d)    postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, unless signed by each Lender directly and adversely affected thereby;
(e)    change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder (including the definition of “Required Lenders”), unless signed by all Lenders;
(f)    amend this Section 8.01, unless signed by all Lenders; and
(g)    amend or waive any of the provisions of Section 2.15 or 2.19(c), unless signed by each Lender directly and adversely affected thereby.
and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (iii) any amendment or waiver with respect to Section 8.16 shall require the consent of any Lender that is an Affected Financial Institution. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except (x) to the extent set forth in Section 2.19(a)(ii) and (y) that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

SECTION 8.02    Notices, Etc.
(a)    Except in the case of notices and other Communications expressly permitted to be given by telephone (and except as provided in Section 8.02(b) below), all notices and other Communications provided for hereunder shall be in writing (including telecopier) and mailed, telecopied or delivered, if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule II; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. Notices and other Communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other Communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other Communications delivered through electronic communications to the extent provided in Section 8.02(b) below, shall be effective as provided in such Section 8.02(b).
(b)    Electronic Communications.
(i)    Notices and other Communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other Communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or Communications.
(ii)    Unless the Administrative Agent otherwise prescribes, (i) notices and other Communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other Communication is not sent during the normal business hours of the recipient, such notice or Communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or Communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or Communication is available and identifying the website address therefor.
(iii)        Although the Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time and the Platform is secured through a per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Platform and understands and assumes the risks of such distribution.
(iv)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(v)    Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such email address.
(vi)        Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(vii)    Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other Communication pursuant to any Loan Document in any other manner specified in such Loan Document.
(c)    Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other Communications hereunder by notice to the other parties hereto. Each Lender may change its address, facsimile or telephone number for notices and other Communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other Communications may be sent and (ii) accurate wire instructions for such Lender.

(d)    The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Notices of Borrowing) reasonably believed to have been given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reasonable reliance by such Person on each notice reasonably believed to have been given by or on behalf of the Borrower. All telephonic notices to and other telephonic Communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording. With respect to notices and other Communications hereunder from the Borrower to any Lender, the Borrower shall provide such notices and other Communications to the Administrative Agent, and the Administrative Agent shall promptly deliver such notices and other Communications to any such Lender in accordance with Section 8.02(b) above or otherwise.
SECTION 8.03    No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable Law.
SECTION 8.04    Expenses; Indemnity.
(a)    Costs and Expenses. The Borrower shall pay upon demand (i) all reasonable and documented or invoiced out-of-pocket fees and expenses incurred by the Administrative Agent and its respective Affiliates (including, but not limited to, the reasonable and documented or invoiced fees, charges and disbursements of counsel which shall be limited to the reasonable and documented or invoiced out-of-pocket fees and other charges of one counsel to the Administrative Agent and its respective Affiliates (which as of the date hereof is Shearman & Sterling LLP), and, if necessary, of one local counsel to the Administrative Agent and its respective Affiliates in each relevant jurisdiction, and due diligence expenses), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including, but not limited to, the reasonable and documented or invoiced fees, charges and disbursements of counsel which shall be limited to the reasonable and documented or invoiced out-of-pocket fees and other charges of one counsel to the Lenders and the Administrative Agent, and, if necessary, of one local counsel to the Lenders, retained by the Administrative Agent in each relevant jurisdiction (and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction) for all such affected Lenders), and due diligence expenses), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 8.04, or (B) in connection with the Advances made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons and any successors or assigns (each such Person being called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, all losses, claims, damages, liabilities and related expenses to which any Indemnified Party may become subject resulting from or in connection with this Agreement, the other Loan Documents, the use of the proceeds under this Agreement or any related transaction, any actual or alleged presence of Hazardous Materials on any property of the Consolidated Group or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Party is a party thereto and regardless of whether brought by a third party or by the Borrower or any of its Affiliates (any of the foregoing, a “Proceeding”), and shall reimburse each Indemnified Party upon demand for any legal or other expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding, provided that (i) the foregoing indemnity will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or related expenses (A) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to result from the bad faith, willful misconduct or gross negligence of such Indemnified Party or any of its Related Persons, (B) to the extent resulting from any Proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and that is brought by an Indemnified Party solely against another Indemnified Party, other than claims against any the Administrative Agent or the Arrangers in its capacity in fulfilling its role as an administrative agent or lead arranger under this Agreement or (C) to the extent resulting from a material breach by such Indemnified Party or any Related Person thereof of its obligations hereunder as found by a final, non-appealable judgment by a court of competent jurisdiction and (ii) the Borrower’s obligation to reimburse legal expenses pursuant to this Section 8.04(b) shall be limited to the fees, charges and disbursements of one counsel to all Indemnified Parties (and, if reasonably necessary, one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction). This Section 8.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Compensation for Losses. If any payment of principal of, or Conversion of, any Term Benchmark Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of (i) a payment or Conversion pursuant to Section 2.06, 2.08(c), 2.08(d), 2.10 or 2.12, (ii) acceleration of the maturity of the Advances pursuant to Section 6.01, (iii) a payment by an Eligible Assignee to any Lender other than on the last day of the Interest Period for such Advance upon an assignment of the rights and obligations of such Lender under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a) or (iv) for any other reason (other than, subject to the foregoing clause (iii), a payment by an Eligible Assignee to any Lender), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional reasonable losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or as a result of any inability to Convert or exchange in the case of Section 2.08 or 2.12, including, without limitation, any reasonable loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d)    Reimbursement by Lenders. Without duplication with respect to Section 7.08, to the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 8.04 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s pro rata share at such time), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.
(e)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons and any successors or assigns (each such Person being called a “Lender-Related Person”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof. No Lender-Related Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Lender-Related Person through telecommunications, electronic or other information transmission systems (including the Platform) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Lender-Related Person as determined by a final and nonappealable judgment of a court of competent jurisdiction. Nothing in this Section 8.04(e) shall relieve the Borrower of any obligation it may have to indemnify an Indemnified Party against special, indirect, consequential or punitive damages to the extent required under Section 8.04(b).
(f)    Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Section 2.11, Section 2.14 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder.

SECTION 8.05    Right of Setoff. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Administrative Agent and the Borrower after any such setoff and application is made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that such Lender and its Affiliates may have.
SECTION 8.06    Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the applicable conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and, thereafter, shall be binding upon and inure to the benefit of, and be enforceable by, the Borrower, the Administrative Agent and each Lender and their respective successors and permitted assigns, except that, subject to Section 8.07, the Borrower shall have no right to assign their rights hereunder or any interest herein without the prior written consent of each of the Lenders, and any purported assignment without such consent shall be null and void.

SECTION 8.07    Assignments and Participations.
(a)    Each Lender may, with the consent of the Borrower and the Administrative Agent, which consents shall not be unreasonably withheld, conditioned or delayed and, in the case of the Borrower, (i) shall not be required while an Event of Default has occurred and is continuing and (ii) shall be deemed given if the Borrower shall not have objected within 10 Business Days following its receipt of notice of such assignment (and, within five days after demand by the Borrower (with a copy of such demand to the Administrative Agent) to (A) any Defaulting Lender, (B) any Lender that has made a demand for payment pursuant to Section 2.11 or 2.14, (C) any Lender that has asserted pursuant to Section 2.08(b) or 2.12 that it is impracticable or unlawful for such Lender to make Benchmark Term Advances or (D) any Lender that fails to consent to an amendment or waiver hereunder for which consent of all Lenders (or all affected Lenders) is required and as to which the Required Lenders have given their consent, such Lender will), assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, however, that:
(1)    such consent shall not be required in the case of an assignment to any other Lender or an Affiliate of any Lender, provided that notice thereof shall have been given to the Borrower and the Administrative Agent;
(2)    each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;
(3)    except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof;
(4)    each such assignment shall be to an Eligible Assignee;
(5)    each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a) shall be arranged by the Borrower with the approval of the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed) and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that, in the aggregate, cover all of the rights and obligations of the assigning Lender under this Agreement;
(6)    no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a), (I) (except in the case of an assignment of the type described in clause (D) of the first parenthetical clause in this Section 8.07(a) to the extent such Default would no longer be continuing after giving effect to the relevant amendment or waiver) so long as a Default shall have occurred and be continuing and (II) unless and until such Lender shall have received one or more payments from one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount, and from the

Borrower or one or more Eligible Assignees in an aggregate amount equal to all other amounts accrued to such Lender under this Agreement (including, without limitation, any amounts owing under Sections 2.11, 2.14 or 8.04(c)) and (III) if any such Eligible Assignee is not an existing Lender, unless and until the Borrower shall have paid (or caused to be paid) to the Administrative Agent a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
(7)    the parties to each such assignment (other than, except in the case of a demand by the Borrower pursuant to this Section 8.07(a), the Borrower) shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance and, if such assignment does not occur as a result of a demand by the Borrower pursuant to this Section 8.07(a) (in which case the Borrower shall pay the fee required by subclause (6)(III) of this Section 8.07(a)), a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, that in the event that, in connection with a demand by the Borrower pursuant to this Section 8.07(a), the assignor shall not execute and deliver the relevant Assignment and Acceptance within one Business Day of the Borrower’s request, such assignor shall be deemed to have executed and delivered such Assignment and Acceptance. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement, except that such assigning Lender shall continue to be entitled to the benefit of Section 8.04(a) and (b) with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
(b)    By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:
(i)    other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto;
(ii)    such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto;

(iii)    such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;
(iv)    such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;
(v)    such assignee confirms that it is an Eligible Assignee;
(vi)    such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and
(vii)    such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
(c)    Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.
(d)    The Administrative Agent, acting solely for this purpose as the agent of the Borrower, shall maintain at its address referred to in Section 8.02(a) a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent demonstrable error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(e)    Each Lender may sell participations to one or more banks or other entities (other than a natural person, the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it) without the prior consent of, or notice to, the Administrative Agent or the Borrower; provided, however, that:
(i)    such Lender’s obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged;
(ii)    such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;
(iii)    such Lender shall remain the Lender of any such Advance for all purposes of this Agreement;

(iv)    the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and
(v)    no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by the Borrower herefrom or therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or stated rate of interest on, the Advances or the stated rate at which any fees or any other amounts payable hereunder are calculated, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or any other amounts payable hereunder, in each case to the extent subject to such participation.
Subject to the immediately succeeding paragraph, the Borrower agrees that such participant shall be entitled to the benefits of Sections 2.11 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (a) of this Section 8.07 (it being understood that the documentation required under Section 2.14(e) shall be delivered to the Lender who sells the participation); provided that such participant (A) agrees to be subject to the provisions of Sections 2.15, 2.20 and 8.05 as if it were an assignee under subsection (a) of this Section 8.07 and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 2.14, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, unless the sale of such participation is made with the prior written consent of the Borrower and the Borrower expressly waives the benefit of this provision at the time of such participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Sections 2.15, 2.20 and 8.05 with respect to any participant.
A participant shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Sections 2.14(e) as though it were a Lender (it being understood that the documentation required under Section 2.14(e) shall be delivered by each participant to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Advances or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Advance or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(f)    Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Information relating to the Borrower received by it from such Lender as more fully set forth in Section 8.08.

(g)    Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation and the Advances owing to it) to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or any central bank having jurisdiction over such Lender.
SECTION 8.08    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 8.08, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower, which it has no reason, after due inquiry, to believe has any confidentiality or fiduciary obligation to the Borrower with respect to such Information.
For purposes of this Section 8.08, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 8.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.09    Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute, proceeding or cause of action (whether based on contract, tort or otherwise and whether at law or in equity) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby, shall be governed by, and construed in accordance with, the laws of the State of New York.
SECTION 8.10    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
SECTION 8.11    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to this Agreement, any other document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptances, Notices of Borrowing, amendments or other modifications, waivers and consents) shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept Electronic Signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
“Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

SECTION 8.12    Jurisdiction, Etc.
(a)    The Borrower and the other parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in Law or equity, whether in contract or in tort or otherwise, against any party hereto or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the federal courts located in the County of New York County (or if such courts lack subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and each of the Borrower and the other parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such federal court (or if such courts lack subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan) to the fullest extent permitted by applicable Law. The Borrower and the other parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(b)    The Borrower and the other parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any federal court located in the County of New York County (or if such courts lack subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan). The Borrower and the other parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    The Borrower and the other parties hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02(a). Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.
SECTION 8.13    Patriot Act Notice; Beneficial Ownership Regulation. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act and the Beneficial Ownership Regulation.

SECTION 8.14    No Advisory or Fiduciary Responsibility. In its capacity as an Agent or a Lender, (a) no Agent or Lender has any responsibility except as set forth herein and (b) no Agent or Lender shall be subject to any fiduciary duties or other implied duties (to the extent permitted by Law to be waived). The Borrower agrees that it will not take any position or bring any claim against any Agent or any Lender that is contrary to the preceding sentence.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof), the Borrower acknowledges and agrees that: (i) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents and the Lenders, on the other hand; (ii) each Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor or agent for the Borrower or any of its Affiliates, or any other Person; and (iii) the Agents, the Lenders and each of their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Agent or Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.
SECTION 8.15    Termination of Credit Documents. The Borrower and each applicable Lender agree that concurrently with the effectiveness of this Agreement, the commitment amounts under the 2020 Credit Agreement shall automatically reduce to zero and the 2020 Credit Agreement shall terminate, without any notice or other action of any kind and notwithstanding any notice or other requirement contained therein; provided that (a) the Borrower shall have paid all amounts then payable under the 2020 Credit Agreement; and (b) any provision of the 2020 Credit Agreement that by its terms survives termination thereof shall continue in full force and effect. Each Lender that is a party to the 2020 Credit Agreement hereby waives any requirement of prior notice thereunder in respect of any prepayment or termination of the commitments under such agreement.
SECTION 8.16    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 8.17    Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 8.18    Waiver of Jury Trial. Each of the Borrower, the Administrative Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise and whether at law or in equity) arising out of or relating to this Agreement or the actions of the Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
ABBOTT LABORATORIES
By:    /s/ Alison E. Davies
Name: Alison E. Davies
Title: Vice President, Treasurer

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JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender
By:    /s/ Gregory T. Martin
Name: Gregory T. Martin
Title: Executive Director

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BANK OF AMERICA, N.A., as a Lender
By:    /s/ Darren Merten
Name: Darren Merten
Title: Director

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BARCLAYS BANK PLC, as a Lender
By:    /s/ Edward Pan
Name: Edward Pan
Title: Vice President

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MORGAN STANLEY BANK, N.A. as a Lender
By:    /s/ Michael King
Name: Michael King
Title: Authorized Signatory

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BNP Paribas, as a Lender
By:    /s/ Reid Hill
Name: Reid Hill
Title: Managing Director
By:    /s/ Michael Pearce
Name: Michael Pearce
Title: Managing Director

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CITIBANK, N.A., as a Lender
By:    /s/ Kevin Ciok
Name: Kevin Ciok
Title: Managing Director

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DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender
By:    /s/ Ming K. Chu
Name: Ming K. Chu
Title: Director
By:    /s/ Annie Chung
Name: Annie Chung
Title: Managing Director

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MUFG BANK, LTD., as a Lender
By:    /s/ Jack Lonker
Name: Jack Lonker
Title: Authorized Signatory

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SOCIETE GENERALE, as a Lender
By:    /s/ Kimberly Metzger
Name: Kimberly Metzger
Title: Director

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BANCO SANTANDER, S.A., NEW YORK BRANCH, as a Lender
By:    /s/ Andres Barbosa
Name: Andres Barbosa
Title: Managing Director
By:    /s/ Arturo Prieto
Name: Arturo Prieto
Title: Managing Director

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HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender
By:    /s/ Dennis Tybor
Name: Dennis Tybor
Title: Senior Vice President (23307)

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STANDARD CHARTERED BANK, as a Lender
By:    /s/ Kristopher Tracy
Name: Kristopher Tracy
Title: Director, Financing Solutions

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MIZUHO BANK, LTD., as a Lender
By:    /s/ Tracy Rahn
Name: Tracy Rahn
Title: Executive Director

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GOLDMAN SACHS BANK USA, as a Lender
By:    /s/ William E. Briggs IV
Name: William E. Briggs IV
Title: Authorized Signatory

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The Northern Trust Company, as a Lender
By:    /s/ : Lisa DeCristofaro
Name: : Lisa DeCristofaro
Title: SVP

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Royal Bank of Canada, as a Lender
By:    /s/ Scott MacVicar
Name: Scott MacVicar
Title: Authorized Signatory

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BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as a Lender
By:    /s/ Brian Crowley
Name: Brian Crowley
Title: Managing Director
By:    /s/ Armen Semizian
Name: Armen Semizian
Title: Managing Director

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ING Bank N.V., Dublin Branch as a Lender
By:    /s/ Sean Hassett
Name: Sean Hassett
Title: Director
By:    /s/ Cormac Langford
Name: Cormac Langford
Title: Director

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Svenska Handelsbanken AB (publ), New York Branch, as a Lender
By:    /s/ Martin Blåvarg
Name: Martin Blåvarg
Title: General Manager
By:    /s/ Nancy D’Albert
Name: Nancy D’Albert
Title: Vice-President

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U.S. BANK NATIONAL ASSOCIATION
By:    /s/ Michael West
Name: Michael West
Title: Senior Vice President
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